Exhibit 21.1

PROSPER MARKETPLACE, INC. SUBSIDIARIES

Entity Name	State of Organization
Prosper Funding LLC	Delaware
Prosper Healthcare LLC	Delaware
BillGuard, Inc.	Delaware